Exhibit 99.1
Chart Industries Reports 2020 Third Quarter Results

Atlanta, Georgia – October 22, 2020 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the third quarter ended September 30, 2020. Further details can be found in the supplemental presentation included with this release. All figures in this release and supplemental presentation represent our continuing operations. Highlights include:

•Third quarter 2020 orders of $262.7 million, a sequential increase of 7.4% over the second quarter 2020 (and flat to the third quarter of 2019), including record orders in Distribution & Storage hydrogen equipment, water treatment, LNG regas, ISO Containers and repair, service & leasing
•Backlog of $684.9 million, includes record backlog in both the Distribution & Storage Eastern Hemisphere (“D&S East”) and Distribution & Storage Western Hemisphere (“D&S West”)
•Booked orders with 147 new customers in the third quarter 2020; total new customers year-to-date of 407 includes 115 specialty market customers
•Signed ten new long-term agreements (“LTAs”) with major customers including repair and service, hydrogen, LNG fueling stations
•In October 2020, completed the divestiture of the cryobiological business for $320 million in cash; proceeds used to pay down debt, close the $10 million acquisition of Worthington’s cryogenic trailer and hydrogen trailer business, and invest in McPhy for expanded commercial hydrogen opportunities
•Reported earnings per diluted share of $0.43 includes restructuring, deal costs and other one-time items resulting in adjusted earnings per diluted share of $0.63 supported by gross margin improvement of 130 bps over the third quarter 2019 and all-time low SG&A as a percent of sales of 15.9% (14.8% normalized) on a year-to-date basis
•Full year 2020 guidance of revenue of $1.18 billion and associated diluted adjusted EPS of $2.25
•Full year 2021 outlook of revenue of $1.25 billion to $1.325 billion and associated diluted adjusted EPS of $3.00 to $3.40, an increase from previous estimate of $2.90 to $3.25 per share

On October 1, 2020, we completed the divestiture of our non-core cryobiological product line for $320 million in cash and the transfer of certain pre-closing liabilities. This step is considerable in our strategic plan to take advantage of the fundamentals of the global clean energy transition with our broad set of products as well as leverage our high growth, high margin specialty products and repair, service and leasing business. The $320 million was used to pay down debt and will in part be utilized to drive further organic and inorganic investment.

As we have said on numerous occasions, we consider ourselves the provider of cryogenic equipment regardless of molecule and we believe that there will be a hybrid of renewable energy sources as the clean energy transition continues. Hydrogen will be significant in this transition, and with our 50 plus years of hydrogen equipment experience, we will play a key part in the full hydrogen value chain, enhanced by our recent inorganic investments.

On October 13, 2020, we completed the acquisition of Worthington Industries, Inc. (NYSE: WOR) cryogenic trailer and hydrogen trailer business for a purchase price of $10 million. This acquisition includes ownership of the Theodore, Alabama manufacturing site (fondly referred to internally as “Teddy Trailers”), all trailer-related intellectual property, manufacturing capabilities, equipment and repair backlog. The addition of the trailer business to Chart’s hydrogen equipment and solution offering expands our mobile equipment to larger sized transports and brings another location already certified by significant hydrogen customers. Within our first week of ownership, we have received order commitments of $6.4 million and $2.4 million for hydrogen trailers from two different customers. Additionally, we have received a $2.0 million order for gaseous hydrogen trailers from our Germany facility. Month-to-date October 21, 2020 hydrogen related order commitments have ballooned to over $10.8 million (pun intended)! This already exceeds our prior record which was this past quarter – third quarter 2020 D&S hydrogen orders were $9.3 million.

On October 14, 2020, we completed our subscription to the share capital increase of McPhy (Euronext Paris: MCPHY – ISIN: FR0011742329) for 30 million euros, which resulted in our owning 4.6% of the capital of McPhy, post completion of their 180 million euros capital offering. McPhy specializes in zero-carbon hydrogen production and distribution equipment. In conjunction with our strategic investment, Chart and McPhy also executed a commercial Memorandum of Understanding (“MOU”). The MOU between McPhy and Chart is intended to set the pace of commercial collaboration to stimulate new hydrogen demand for the parties’ respective equipment and solutions globally.

We are also excited to announce that we will participate in a U.S. Department of Energy project, Demonstration and Framework for H2@Scale in Texas and Beyond. The project is supported by DOE’s Hydrogen and Fuel Cell Technologies Office within the Office of Energy Efficiency and Renewable Energy. H2@Scale in Texas and Beyond intends to show that renewable hydrogen can be a cost-effective fuel for multiple end-use applications, including fuel cell electric vehicles, when coupled with large, baseload consumers that use hydrogen for clean, reliable stationary power. Chart is partnering with Frontier Energy, GTI, University of Texas at Austin, OneH2, Texas Gas Service, SoCalGas, Toyota Motor North America, Shell, Mitsubishi Heavy Industries, and Air Liquide to conduct two related projects: (1) UT-Austin will host a first-of-its-kind integration of commercial hydrogen production, distribution, storage, and use. The project partners will generate zero-carbon hydrogen onsite via electrolysis with solar and wind power and reformation of renewable natural gas from a Texas landfill. It is the first time that both sources of renewable hydrogen will be used in the same project. The hydrogen will power a stationary fuel cell to provide clean, reliable power for the Texas Advanced Computing Center and supply a hydrogen station with zero-emission fuel to fill a fleet of Toyota Mirai fuel cell electric vehicles and (2) At the Port of Houston, the project team will conduct a feasibility study for scaling up hydrogen production and use. The team will assess available resources, prospective hydrogen users, and delivery infrastructure, such as existing pipelines that supply hydrogen to refineries.

Through these strategic activities, in particular the divestiture, we have been able to prioritize debt pay down but also continue to invest in the business. As of September 30, 2020, our net leverage ratio was 2.92. After the completion of the divestiture, debt paydown, and the two hydrogen inorganic investments, September 30, 2020 pro forma net leverage ratio was 1.98, and we have $120.7 million cash on hand.

We continue to see strengthening demand across the business with the exception of our Energy & Chemicals FinFans (“E&C FinFans”) segment where third quarter 2020 orders were down $28.9 million when compared to the third quarter of 2019. Chart orders of $262.7 million were down slightly from the third quarter of 2019, which included a $6.6 million air cooled heat exchanger order for Calcasieu Pass. D&S West and D&S East orders increased 38% and 13.9% respectively over the third quarter of 2019. Orders continued to be very strong for LNG infrastructure related equipment, including the highest trailer order quarter since the third quarter of 2018, continued record levels for fueling stations, and record order levels for ISO containers. Orders in the third quarter of 2020 for ISO containers totaled $17 million, compared to 2019 and 2018 full year orders for this product of $17.3 million and $18.3 million. We received orders for 20 fueling stations in the quarter, contributing to our year-to-date 56 stations, a 36.6% increase over year-to-date 2019 fueling station orders.

Backlog of $638.5 million excluding Big LNG (Venture Global Calcasieu Pass) is the highest quarter since the third quarter of 2014. Both D&S East and D&S West had record backlog quarters. D&S West backlog of $179.7 million was supported by a record order quarter ($126 million). Records were set in: (a.) repair, service & leasing orders, reflecting our first full quarter of our expanded leasing assets as we booked 8 new sales leases and 18 new operating leases in the third quarter of 2020; (b.) ISO Containers; (c.) LNG regas; (d.) D&S hydrogen equipment and (e.) water treatment, another of our specialty markets. Year-to-date through September 30, 2020, water treatment orders were $10.3 million, compared to $6 million for the full year of 2019. This increase is being driven by a focus on ESG and increased regulations for water quality. Additionally, in locations such as the Middle East and Africa, facing water scarcity, desalination is a solution, and can use our equipment partnered with large CO2 dissolution systems. In the third quarter 2020, we booked orders for 6 facilities. One of them in collaboration with Air Supply

Group in Egypt is an order for equipment (12 tanks and 4 vaporizers) for the Bahr Albaqar wastewater treatment plant with a capacity of 5,000,000 m3/day being constructed in Egypt by Orascom Construction & Arab Contractors Joint Venture. This facility is being described as the world’s largest for water treatment.

Water treatment contributed to our third quarter 2020 D&S specialty product orders of $55.7 million, an increase of 30.5% over the third quarter of 2019. In addition to our record water treatment orders, we also had a 64% increase in hydrogen orders and a 38% increase in HLNG vehicle tanks orders. Sequentially, D&S specialty products orders increased 17.9%, even including the second quarter 2020 HLNG vehicle tank “catch up” order following COVID-19 shutdowns of our key customers.

Year-to-date through September 30, 2020, D&S hydrogen equipment, water treatment, LNG vehicle tank and cannabis orders are higher than the full year of 2019 respective orders. Supporting this activity was our second quarter record HLNG vehicle tank orders, which were above $25 million. The third quarter 2020 HLNG vehicle tank orders were over $20 million, the second highest quarter in history. This has been driven by high demand from our customers on long-term agreements, demand for LNG over-the-road vehicles in geographies outside of Europe including South America, Russia, and Japan, and expanded applications for these tanks such as LNG buses. For example, we received an order for HLNG vehicle tanks from a prominent Japanese automotive company for their on-road trials. It is worth noting that many of these same customers are also working with us on HLH2 (horizontal liquid hydrogen) onboard vehicle tanks for future applications. As you can see, LNG infrastructure and small-scale applications are continuing to expand, and we expect that to continue over the next several years. And while big LNG projects remain on the horizon, Final Investment Decisions (“FID”) have been delayed. Yet even with those delays, in the third quarter 2020, we received an early engineering release for a big LNG terminal for brazed aluminum heat exchangers and cold boxes to be used on the natural gas pre-treatment train.

One area of focus has been to expand our long-term agreements to a broader set of customers, longer durations, and to include repair, service and refurbishment. In the third quarter of 2020, we executed ten new agreements, two LOIs and one MOU (in addition to the McPhy MOU):
•Signed a MOU with an industrial gas major for a significant new hydrogen project in Asia.
•Received a LOI and associated $800,000 order with Cimco for Molson Breweries. We are fabricating and designing all of the CO2 equipment used for Molson’s new production line.
•Executed a LOI for LNG Fueling stations and multiple semi-trailers for Renergen, who is positioned as the first commercial supplier of LNG in South Africa, targeting domestic consumers in the transport industry.
•Executed an exclusive three-year design and supply agreement with Increment Power for liquefaction, storage, truck loading and pipe for their proprietary ISTOR™ liquid air energy storage system. We expect liquid air to be a preferred solution for long-duration energy storage.
•Completed our first LTA with one of the industrial gas majors in the United States inclusive of bulk original equipment and repair and service capabilities.
•Signed five new LTAs in Europe, including 2 for multi-year LNG fueling station buildouts and repair and service.
•Executed an agreement for air-cooled heat exchanger global supply.
•Completed a Master Service Agreement with Stratolaunch for engineering solutions of a liquid oxygen tank for use on a carrier plane as part of their hypersonic aerospace vehicle program.

“The strength of our order activity in the third quarter 2020 including multiple records as well as the very strong start to October orders, even without all industrial gas customers fully back in the field due to continued COVID-19 restrictions, reflects the broad and diverse end markets that our unique product offering serves,” stated Jill Evanko, Chart’s CEO and President. “Coupling that with our recent steps to expand our hydrogen product offering, additional capacity to be as close to our customers as possible, and expanded long-term agreements sets the stage for strong 2021 results.”

Third quarter 2020 sales of $273.2 million were down 19.2% when compared to the third quarter of 2019, entirely driven by E&C FinFans. Excluding FinFans, the rest of the business’ sales were up 11.1% year over year, with D&S East up 20.9%. Year-to-date 2020 sales are down only 3.3% from 2019 year-to-date, or down 4.9% organically, reflecting the diversification and strength of our business even through this pandemic. Third quarter 2020 sales were impacted by order flow within the quarter for short lead time packaged gas products, in particular related to restaurant and beverage orders very strong recovery in late August and September, which had minimal sales impact to the third quarter 2020 but will have considerable positive sales impact in the fourth quarter. Additionally, certain timing of project deliveries from our backlog impacted the third quarter of 2020 sales but will benefit the fourth quarter 2020 and 2021.
•E&C Cryo had a large Canadian petrochemical project delayed by project owner execution, thereby increasing the full year 2021 by $12 million, with approximately $4 million per quarter of revenue, beginning in the second quarter.
•E&C FinFans had a $3.8 million West African E&P project moved to either the fourth quarter of 2020 or first quarter of 2021.
•D&S East (China) $4.1 million COVID-related delays on deliveries for Singapore and Taiwan, which we expect to be shipped in the first half of 2021.
•D&S East (EMEA) $2.5 million related to customer delays in building permits, civil work or timing of ability to receive goods. We expect this to be recognized in the first half of 2021.

Typically, our first and fourth quarter are our lowest sales and order quarters of the year. 2020 will be different in that the second quarter is expected to be our lowest order quarter of the year, and the third quarter is expected to be our lowest sales quarter of 2020.

Finally, we are very pleased with our earnings in the third quarter 2020. Even with certain timing shifts of shipments, we were able to deliver reported gross margin as a percent of sales of 28.8%, and when normalized for restructuring costs was 29.7%, bringing our year-to-date normalized gross margin as a percent of sales to 29.2%. We expect the fourth quarter gross margin as a percent of sales to be the highest of the year. SG&A of $41.1 million in the third quarter of 2020 ($38.4 million when normalized for one-time expenses) contributed to our record low SG&A as a percent of sales this year-to-date. Gross margin combined with our continued cost improvements in SG&A resulted in reported diluted earnings per share of $0.43 and adjusted diluted earnings per share of $0.63, both of which were the highest of 2020.

OUTLOOK 2020
Full year 2020 sales are expected to be approximately $1.18 billion, inclusive of $23 million of Venture Global’s Calcasieu Pass revenue in the fourth quarter of 2021. We anticipate full year diluted adjusted earnings per share to be approximately $2.25 on 35.3 million weighted average shares outstanding. Our assumed effective tax rate is 19% for the full year 2020. We continue to anticipate capex spend will be in the $30 million to $35 million range. Year-to-date capital expenditures through September 30, 2020 are $26.9 million.

OUTLOOK 2021
Full year 2021 sales are expected to be approximately $1.25 billion to $1.325 billion, inclusive of $23 million of Venture Global’s Calcasieu Pass revenue in the first quarter of 2021. There is no additional Big LNG revenue included in our outlook. As we have indicated previously, there are many moving pieces that contribute to a range, and in an effort to avoid simply taking the midpoint, our approximate revenue outlook for 2021 is $1.28 billion. We anticipate full year diluted adjusted earnings per share to be approximately $3.00 to $3.40 on 35.3 million weighted average shares outstanding, up from our previous estimate of $2.90 to $3.25 per share. Our assumed effective tax rate is 18% for the full year 2021. We expect capital expenditure spend to be in the $30 million to $35 million range.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions and divestitures, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes,"

"projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
This presentation contains non-GAAP financial information, including adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, and free cash flow. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Q3 and YTD 2020 EPS" and “Q3 and YTD 2020 Free Cash Flow” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2020 and 2021 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2020 results on a conference call on Thursday, October 22, 2020 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 7878627. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 7878627. The replay will be available beginning 12:30 p.m. ET, Thursday, October 22, 2020 until 12:30 p.m. ET, Thursday, October 29, 2020.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020	September 30, 2020	September 30, 2019
Sales (1)	$273.2	$338.0	$289.6	$864.7	$894.1
Cost of sales	194.6	245.1	206.3	620.5	671.9
Gross profit	78.6	92.9	83.3	244.2	222.2
Selling, general, and administrative expenses	41.1	55.7	43.6	137.2	157.4
Amortization expense	9.4	13.7	14.0	37.3	28.2
Operating expenses	50.5	69.4	57.6	174.5	185.6
Operating income (1) (2) (3) (4) (5) (6)	28.1	23.5	25.7	69.7	36.6
Interest expense, net	6.5	7.8	7.5	21.2	18.5
Unrealized (gain) loss on investment in equity securities	(0.7)	(2.6)	(0.7)	3.2	(2.6)
Financing costs amortization	1.1	1.0	1.1	3.2	2.0
Foreign currency (gain) loss	(0.8)	(1.7)	0.9	0.8	(1.9)
Income from continuing operations before income taxes	22.0	19.0	16.9	41.3	20.6
Income tax expense	6.2	5.2	2.3	8.9	5.3
Net income from continuing operations	15.8	13.8	14.6	32.4	15.3
Income from discontinued operations, net of tax	6.1	5.0	6.4	18.9	19.0
Net income	21.9	18.8	21.0	51.3	34.3
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.2	—	0.8	1.0	0.3
Net income attributable to Chart Industries, Inc.	$21.7	$18.8	$20.2	$50.3	$34.0
Net income attributable to Chart Industries, Inc.
Income from continuing operations	15.6	13.8	13.8	31.4	15.0
Income from discontinued operations, net of tax	6.1	5.0	6.4	18.9	19.0
Net income attributable to Chart Industries, Inc.	$21.7	$18.8	$20.2	$50.3	$34.0

Basic earnings per common share attributable to Chart Industries, Inc.:
Income from continuing operations	$0.44	$0.39	$0.39	$0.89	$0.45
Income from discontinued operations	0.18	0.14	0.18	0.53	0.57
Net income attributable to Chart Industries, Inc.	$0.62	$0.53	$0.57	$1.42	$1.02
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations (7)	$0.43	$0.38	$0.39	$0.88	$0.43
Income from discontinued operations	0.17	0.13	0.18	0.53	0.54
Net income attributable to Chart Industries, Inc.	$0.60	$0.51	$0.57	$1.41	$0.97
Weighted-average number of common shares outstanding:
Basic	35.23	35.76	35.18	35.40	33.28
Diluted	35.94	36.73	35.31	35.61	35.05
_______________
(1)Sales and operating income (loss) for AXC, included in E&C FinFans segment, are as follows:
•Sales and operating loss were were $71.3 and $17.3, for the nine months ended September 30, 2020, respectively.
•Sales and operating income were $60.1 and $2.6 for both the three and nine months ended September 30, 2019, respectively.

(2)Includes depreciation expense of:
•$9.9, $10.0 and $9.3 for the three months ended September 30, 2020, September 30, 2019 and June 30, 2020, respectively, and
•$28.8 and $27.0 for the nine months ended September 30, 2020 and 2019, respectively.
(3)Includes restructuring costs of:
•$1.9, $1.5, and $5.6 for the three months ended September 30, 2020, September 30, 2019 and June 30, 2020, respectively, and
•$12.7 and $13.3 for the nine months ended September 30, 2020 and 2019, respectively.
(4)Includes a $2.6 gain on sale of a facility in China for the second quarter of 2020.
(5)Includes transaction-related costs of $4.3 and $7.0 for the three and nine months ended September 30, 2019, respectively.
(6)Includes transaction-related costs of $1.4 and $1.8 related to integration activities for previous acquisitions for the three and nine months ended September 30, 2019, respectively.
(7)Includes an additional 0.43 and 0.59 shares related to the convertible notes due 2024 in our diluted earnings per share calculation for the three months ended September 30, 2020 and 2019, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 0.43 and 0.59 for the three months ended September 30, 2020 and 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020	September 30, 2020	September 30, 2019
Net Cash Provided By Operating Activities	$26.5	$48.3	$48.5	$94.2	$35.8
Investing Activities
Acquisition of businesses, net of cash acquired	—	(599.7)	—	—	(603.9)
Capital expenditures	(6.1)	(11.4)	(10.6)	(26.9)	(26.0)
Investments (1)	—	(3.3)	—	—	(3.3)
Proceeds from sale of assets	7.1	—	0.8	7.9	—
Government grants	—	0.7	(0.1)	—	0.5
Net Cash Provided By (Used In) Investing Activities	1.0	(613.7)	(9.9)	(19.0)	(632.7)
Financing Activities
Borrowings on revolving credit facilities	1.0	150.6	29.0	94.5	202.6
Repayments on revolving credit facilities	(45.7)	(92.9)	(36.7)	(167.1)	(384.2)
Borrowings on term loan	—	450.0	—	—	450.0
Repayments on term loan	(2.8)	—	(2.8)	(8.4)	—
Payments for debt issuance costs	0.9	(10.9)	(1.9)	(1.0)	(13.6)
Issuance of shares	—	—	—	—	295.8
Payments for equity issuance costs	—	(0.6)	—	—	(9.5)
Proceeds from exercise of stock options	1.6	0.2	0.6	4.2	9.4
Common stock repurchases from share-based compensation plans	—	—	—	(1.7)	(2.8)
Common stock repurchases (2)	—	—	—	(19.3)	—
Dividend distribution to noncontrolling interest	—	0.4	—	—	—
Other financing activities	—	(0.5)	—	—	(0.5)
Net Cash (Used In) Provided By Financing Activities	(45.0)	496.3	(11.8)	(98.8)	547.2
DISCONTINUED OPERATIONS
Cash Provided by Operating Activities (3)	5.7	7.4	6.4	18.3	19.5
Cash Used in Investing Activities (4)	(0.2)	(0.2)	(0.2)	(0.4)	(0.7)
Cash Provided by Discontinued Operations	5.5	7.2	6.2	17.9	18.8
Effect of exchange rate changes on cash	10.2	(5.9)	0.2	7.4	(6.5)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(1.8)	(67.8)	33.2	1.7	(37.4)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (5)	123.5	149.5	90.3	120.0	119.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (5)	$121.7	$81.7	$123.5	$121.7	$81.7
_______________
(1)Non-cash investing activities of $7.0 related to the conversion of a note receivable into an investment in equity securities during the nine months ended September 30, 2019.
(2)Includes $19.3 in shares repurchased through our share repurchase program.
(3)Includes depreciation expense of $0.2 and $0.3 for the three months ended September 30, 2020 and 2019, respectively, and $0.3 for the three months ended June 30, 2020. Includes depreciation expense of $0.8 for both the nine months ended September 30, 2020 and 2019, respectively.
(4)Includes capital expenditures of $0.4 and $0.7 for the nine months ended September 30, 2020 and 2019, respectively, and $0.2 for all the quarter-to-date periods presented.
(5)Includes restricted cash and restricted cash equivalents of $1.0 in other assets for each of the periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$120.7	$119.0
Accounts receivable, net	163.6	191.6
Inventories, net	237.6	210.0
Other current assets	137.2	131.4
Property, plant, and equipment, net	396.0	397.8
Goodwill	817.6	811.4
Identifiable intangible assets, net	488.7	522.4
Investments	9.7	13.4
Other assets	12.4	15.8
Total assets of discontinued operations	69.4	68.6
TOTAL ASSETS	$2,452.9	$2,481.4

LIABILITIES AND EQUITY
Current liabilities	$347.0	$372.4
Long-term debt	695.4	761.0
Other long-term liabilities	112.5	109.5
Total liabilities of discontinued operations	5.9	6.1
Equity	1,292.1	1,232.4
TOTAL LIABILITIES AND EQUITY	$2,452.9	$2,481.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020	September 30, 2020	September 30, 2019
Sales
D&S East	$85.1	$70.4	$79.7	$234.8	$216.8
D&S West	91.1	93.3	86.0	269.5	280.0
E&C Cryogenics	64.8	48.9	63.7	190.7	131.3
E&C FinFans (1)	40.5	128.6	64.1	185.3	272.0
Intersegment eliminations	(8.3)	(3.2)	(3.9)	(15.6)	(6.0)
Consolidated	$273.2	$338.0	$289.6	$864.7	$894.1
Gross Profit
D&S East	$19.6	$16.3	$15.0	$51.7	$36.7
D&S West	28.5	29.2	29.7	87.8	88.8
E&C Cryogenics	21.3	7.9	21.4	58.8	18.3
E&C FinFans	9.2	39.8	17.2	45.9	79.4
Intersegment eliminations	—	(0.3)	—	—	(1.0)
Consolidated	$78.6	$92.9	$83.3	$244.2	$222.2
Gross Profit Margin
D&S East	23.0%	23.2%	18.8%	22.0%	16.9%
D&S West	31.3%	31.3%	34.5%	32.6%	31.7%
E&C Cryogenics	32.9%	16.2%	33.6%	30.8%	13.9%
E&C FinFans	22.7%	30.9%	26.8%	24.8%	29.2%
Consolidated	28.8%	27.5%	28.8%	28.2%	24.9%
Operating Income (Loss)
D&S East	$9.9	$7.1	$8.1	$24.9	$7.1
D&S West	19.7	17.8	20.1	58.7	52.9
E&C Cryogenics	15.6	3.6	14.3	38.6	(7.1)
E&C FinFans	(1.7)	16.2	(0.2)	(0.8)	36.0
Corporate	(15.4)	(21.0)	(16.6)	(51.7)	(51.4)
Intersegment eliminations	—	(0.2)	—	—	(0.9)
Consolidated (1) (2) (3) (4) (5)	$28.1	$23.5	$25.7	$69.7	$36.6
Operating Margin (Loss)
D&S East	11.6%	10.1%	10.2%	10.6%	3.3%
D&S West	21.6%	19.1%	23.4%	21.8%	18.9%
E&C Cryogenics	24.1%	7.4%	22.4%	20.2%	(5.4)%
E&C FinFans	(4.2)%	12.6%	(0.3)%	(0.4)%	13.2%
Consolidated	10.3%	7.0%	8.9%	8.1%	4.1%
_______________
(1)Sales and operating income (loss) for AXC, included in E&C FinFans segment, are as follows:
•Sales and operating loss were were $71.3 and $17.3, for the nine months ended September 30, 2020, respectively.
•Sales and operating income were $60.1 and $2.6 for both the three and nine months ended September 30, 2019, respectively.
(2)Restructuring costs for the three months ended:
•September 30, 2020 were $1.9 ($0.1 - D&S East, $0.2 - D&S West, $1.1 - E&C FinFans, and $0.5 - Corporate).
•September 30, 2019 were $1.5 ($0.3 - D&S East, $0.4 - D&S West, $0.2 - E&C Cryogenics, and $0.6 - E&C FinFans).

•June 30, 2020 were $5.6 ($0.9 - D&S East, $0.2 - D&S West, $0.4 - E&C Cryogenics, $2.5 E&C FinFans, and $1.6 - Corporate).
(3)Restructuring costs for the nine months ended:
•September 30, 2020 were $12.7 ($2.0 - D&S East, $1.2 - D&S West, $0.8 - E&C Cryogenics, $6.0 - E&C FinFans, and $2.7 - Corporate).
•September 30, 2019 were $13.3 ($8.1 - D&S East, $0.8 - D&S West, $2.4 - E&C Cryogenics, and $1.8 - E&C FinFans, and $0.2 - Corporate).
(4)Includes a $2.6 gain on sale of a facility in China for the second quarter of 2020 recorded within our D&S East segment.
(5)Includes transaction-related costs of $4.3 and $7.0 for the three and nine months ended September 30, 2019, respectively, recorded within Corporate.
(6)Includes transaction-related costs of $1.4 ($0.2 - D&S East, $0.7 - E&C FinFans, and $0.5 - Corporate) and $1.8 ($0.2 - D&S East and $1.6 - Corporate) related to integration activities for previous acquisitions for the three and nine months ended September 30, 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020
Orders
D&S East	$87.1	$76.5	$67.9
D&S West	126.0	91.3	91.7
E&C Cryogenics (1)	34.5	35.1	47.2
E&C FinFans (2)	34.1	63.0	37.6
Intersegment eliminations	(19.0)	—	0.3
Consolidated	$262.7	$265.9	$244.7

	As of
	September 30, 2020	September 30, 2019	June 30, 2020
Backlog
D&S East	$229.0	$203.8	$218.2
D&S West	179.7	116.7	145.8
E&C Cryogenics (1) (2)	228.8	288.3	257.3
E&C FinFans	62.0	136.4	68.3
Intersegment eliminations	(14.6)	—	(3.8)
Consolidated	$684.9	$745.2	$685.8
_______________
(1)E&C Cryogenics orders and backlog for the three months ended June 30, 2019 include a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project (“Calcasieu Pass”). As of the end of the third quarter of 2020, there was $46.4 million of Calcasieu Pass backlog remaining.
(2)Included in the E&C Cryogenics backlog for all periods presented is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020
Earnings per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.43	$0.38	$0.39
Restructuring, transaction-related and other costs (1)	0.17	0.25	0.18
Gain on sale of a facility in China (2)	—	—	(0.07)
Other one-time costs (3)	0.04	0.06	(0.02)
Dilution impact of convertible notes (4)	0.01	0.01	—
Tax effects	(0.02)	(0.06)	(0.03)
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.63	$0.64	$0.45

	Three Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020
Earnings per diluted share as reported (U.S. GAAP) – Discontinued Operations	$0.17	$0.13	$0.18
Adjusted earnings per diluted share (non-GAAP) – Discontinued Operations	$0.17	$0.13	$0.18

	Three Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$0.60	$0.51	$0.57
Restructuring, transaction-related and other costs (1)	0.17	0.25	0.18
Gain on sale of a facility in China (2)	—	—	(0.07)
Other one-time costs (3)	0.04	0.06	(0.02)
Dilution impact of convertible notes (4)	0.01	0.01	—
Tax effects	(0.02)	(0.06)	(0.03)
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.80	$0.77	$0.63
______________
(1)Restructuring, transaction-related and other costs were as follows:
•During the third quarter of 2020, we recorded $1.9 of restructuring costs that primarily related to facility consolidation in our E&C FinFans segment, as well as departmental restructuring, including headcount reductions.
•During the third quarter of 2019, we recorded $1.5 of restructuring costs that primarily related to facility consolidation in our E&C FinFans segment, as well as departmental restructuring, including headcount reductions. During the third quarter of 2019, we also incurred $4.3 in transaction-related costs, $1.6 in other one-time costs that related to the departure and election of certain officers of the Company and transaction-related costs of $1.4 related to integration activities for previous acquisitions.
•During the second quarter of 2020, we recorded $5.6 in restructuring costs primarily related to headcount reductions, in order to manage through a downturn in our E&C FinFans segment and smaller reductions in our other segments and corporate in order to reduce redundant work.
(2)Includes a $2.6 gain on sale of a facility in China for the three months ended June 30, 2020 recorded within our D&S East segment.
(3)Other one-time costs include Stabilis investment mark-to-market adjustments, commercial and legal settlements, and COVID-19 related costs, which include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products.

(4)Includes an additional 0.43 and 0.59 shares related to the convertible notes due 2024 in our diluted earnings per share calculation for the three months ended September 30, 2020 and 2019, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 0.43 and 0.59 for the three months ended September 30, 2020 and 2019, respectively.
Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020
Income from continuing operations attributable to Chart Industries, Inc., as reported (U.S. GAAP)	$15.6	$13.8	$13.8
Interest accretion of convertible notes discount	2.0	2.0	2.0
Employee share-based compensation expense	2.2	2.1	2.0
Financing costs amortization	1.1	1.0	1.1
Unrealized foreign currency transaction (gain) loss	(2.0)	2.7	(1.0)
Unrealized gain on investment in equity securities	(0.7)	(2.6)	(1.0)
Other non-cash operating activities	(6.4)	(4.8)	0.4
Income from continuing operations attributable to Chart Industries, Inc., adjusted (non-GAAP)	$11.8	$14.2	$17.3
_______________
Income from continuing operations attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that Income from continuing operations attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2020	September 30, 2019	June 30, 2020
Net cash provided by operating activities from continuing operations	$26.5	$48.3	48.5
Capital expenditures	(6.1)	(11.4)	(10.6)
Free cash flow (non-GAAP)	$20.4	$36.9	$37.9
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities from continuing operations in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended September 30, 2020
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$85.1	$91.1	$64.8	$40.5	$(8.3)	$—	$273.2
Gross profit as reported (U.S. GAAP)	19.6	28.5	21.3	9.2	—	—	78.6
Restructuring, transaction-related and other one-time costs	0.2	0.8	0.2	1.4	—	—	2.6
Adjusted gross profit (non-GAAP)	$19.8	$29.3	$21.5	$10.6	$—	$—	$81.2
Adjusted gross profit margin (non-GAAP)	23.3%	32.2%	33.2%	26.2%	—	—%	29.7%

Selling, general and administrative expenses as reported (U.S. GAAP)	$8.8	$7.7	$4.8	$4.4	$—	$15.4	$41.1
Restructuring, transaction-related and other one-time costs	(0.1)	(0.2)	—	—	—	(2.4)	(2.7)
Adjusted selling, general and administrative expenses (non-GAAP)	$8.7	$7.5	$4.8	$4.4	$—	$13.0	$38.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended September 30, 2019
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$70.4	$93.3	$48.9	$128.6	$(3.2)	$—	$338.0
Gross profit as reported (U.S. GAAP)	16.3	29.2	7.9	39.8	(0.3)	—	92.9
Restructuring, transaction-related and other one-time costs	0.2	1.3	1.0	0.6	—	—	3.1
Adjusted gross profit (non-GAAP)	$16.5	$30.5	$8.9	$40.4	$(0.3)	$—	$96.0
Adjusted gross profit margin (non-GAAP)	23.4%	32.7%	18.2%	31.4%	9.4%	—%	28.4%

Selling, general and administrative expenses as reported (U.S. GAAP)	$8.8	$10.2	$5.1	$10.7	$—	$20.9	$55.7
Restructuring, transaction-related and other one-time costs	(0.2)	(0.6)	(0.1)	(0.7)	—	(6.1)	(7.7)
Adjusted selling, general and administrative expenses (non-GAAP)	$8.6	$9.6	$5.0	$10.0	$—	$14.8	$48.0

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended June 30, 2020
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$79.7	$86.0	$63.7	$64.1	$(3.9)	$—	$289.6
Gross profit as reported (U.S. GAAP)	15.0	29.7	21.4	17.2	—	—	83.3
Restructuring, transaction-related and other one-time costs	0.7	0.6	0.6	2.0	—	—	3.9
Adjusted gross profit (non-GAAP)	$15.7	$30.3	$22.0	$19.2	$—	$—	$87.2
Adjusted gross profit margin (non-GAAP)	19.7%	35.2%	34.5%	30.0%	—%	—%	30.1%

Selling, general and administrative expenses as reported (U.S. GAAP)	$6.1	$8.3	$6.3	$6.2	$—	$16.6	$43.5
Restructuring, transaction-related and other one-time costs	(1.1)	(0.8)	(0.3)	(1.1)	—	(1.4)	(4.7)
Adjusted selling, general and administrative expenses (non-GAAP)	$5.0	$7.5	$6.0	$5.1	$—	$15.2	$38.8
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.